CODE OF ETHICS STATEMENT

PURPOSE & SCOPE

This Code of Ethics (“Code”) sets the conduct standards and control framework that protect Walter Scott’s clients’ interests, the integrity of the markets, and the reputation of the firm and the wider BNY organisation. It complements (not replaces) applicable laws, regulations, and enterprise policies.

Walter Scott has a strong ethics and compliance culture and has established policies and procedures to ensure that it meets regulatory, legal and best practice requirements together with maintaining high fiduciary standards in the management of its clients’ assets.

Employees of Walter Scott bear a fiduciary responsibility to its clients and are therefore responsible for knowing, understanding and following the firm’s policies and procedures, and complying with applicable laws and regulations. The Code applies across Walter Scott and takes precedence over local procedures. Where local law is more stringent, local law prevails. All Walter Scott employees are expected to know and follow the Code and to seek guidance from Walter Scott Risk & Compliance whenever in doubt.

OUR ETHICAL PRINCIPLES

1.	Client First: Walter Scott puts clients’ interests ahead of the firm’s own at all times.

2.	Integrity & Fair Dealing: Walter Scott acts honestly, fairly, and professionally.

3.	Independence of Investment Judgment: Walter Scott bases investment decisions on diligent research and professional expertise, free from undue influence or conflicts.

4.	Confidentiality: Walter Scott protects client and firm information.

5.	Compliance & Accountability: Walter Scott complies with laws and policies, encourages employees to speak up promptly about concerns, and accepts responsibility for its actions.

6.	Respect & Inclusion: Walter Scott maintains a professional, inclusive environment and treats clients, colleagues and market participants with respect.

7.	Stewardship: Walter Scott exercises its responsibilities as stewards of client capital thoughtfully and transparently.

ROLES & RESPONSIBILITIES

1.	All Employees: Read and understand this Code and the Policies & Procedures Manual; disclose conflicts; comply with personal securities rules; complete required training; report concerns immediately.

2.	Managers & Senior Managers: Lead by example; ensure compliance; support a speak up culture; fulfil Senior Managers &Certification Regime (SM&CR) responsibilities (where applicable).

3.

Risk & Compliance: Own, maintain, and interpret this Code; operate surveillance; certify to clients as required; advise employees in risk and compliance matters; maintain Restricted/Watch Lists; conduct training and testing; escalate issues.

4.	Risk/Internal Audit: Provide second/third line oversight and independent assurance.

5.	Board/Risk & Compliance Committee: Approve and oversee adherence to the Code and related policies.

BNY CODE OF CONDUCT

The BNY Code of Conduct sets the standard for ethical behaviour across BNY and all majority- owned subsidiaries, including Walter Scott. The Walter Scott Code adopts those standards and establishes how they are applied, governed, and enforced at Walter Scott. All Walter Scott employees must act with integrity, comply with applicable

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laws and regulations, and promptly escalate concerns (“Doing What’s Right”). Walter Scott will maintain governance, training, and monitoring to evidence compliance with the BNY Code of Conduct and with local regulatory requirements in the UK and other relevant jurisdictions.

Core Principles

1.	Respecting Others: Maintain an inclusive, harassment-free environment and comply with equal opportunity requirements.

2.	Avoiding Conflicts of Interest: Identify, disclose and manage actual and potential conflicts; act in clients’ best interests.

3.	Conducting Business Responsibly: Compete fairly; comply with laws and anti-financial crime obligations.

4.	Working with Governments: Apply heightened controls when interacting with public officials and government entities.

5.	Protecting Company Assets: Safeguard confidential information and records; use approved systems.

6.	Supporting our Communities: Act responsibly with regard to sustainability and community engagement.

All Walter Scott employees are bound by the BNY Code of Conduct and must sign their acceptance of this on joining the firm.

CONFLICTS OF INTEREST

Walter Scott’s Conflicts of Interest Policy ensures that the interests of clients always come first by identifying, managing, and mitigating any actual or potential conflicts. All Walter Scott employees must act with integrity, avoid situations that could compromise their objectivity, and promptly disclose any conflicts to Walter Scott Risk & Compliance. The policy sets out clear procedures for managing conflicts, including regular training, disclosure requirements, and oversight. Key risk areas—such as personal interests, business relationships, trading, compensation, and gifts and entertainment—are closely monitored to maintain transparency and uphold the highest ethical standards in all business activities.

MATERIAL NON PUBLIC INFORMATION & MARKET CONDUCT

Walter Scott employees are not permitted to trade, recommend, or facilitate trading based on material non-public information (MNPI). Sharing MNPI with others, including colleagues without a legitimate need to know, is not allowed.

Walter Scott Risk & Compliance oversees restricted and watch lists; relevant employees are required to consult these lists and comply with the associated trading and communication restrictions.

During research interactions, employees must use authorised channels for communications with investee companies and analysts. Meeting notes should be properly documented, and employees are expected to avoid seeking or receiving MNPI during these activities.

Market abuse-including insider dealing, unlawful disclosure, market manipulation, spoofing or layering, front running, and cherry picking-is not permitted.

Any suspected exposure to MNPI should be reported promptly to Walter Scott Risk & Compliance. Employees are required to follow all instructions provided, which may include procedures such as wall crossing or trading halts.

PERSONAL SECURITIES TRADING

The BNY Personal Securities Trading Policy is designed to prevent conflicts of interest and insider dealing. It applies to all BNY employees including Walter Scott and prohibits trading on material non-public information. Employees must avoid any conduct that compromises independence or creates the appearance of impropriety. Trading in BNY securities is strictly limited: short sales, short term trades within 60 days, margin purchases, and derivatives are prohibited. Blackout periods apply around earnings and major events, and certain transactions such as IPOs, private placements, and dealings in BNY-affiliated funds require pre-clearance. All Walter Scott employees, except those in Facilities, are classified as Monitored Employees and must comply with approved broker requirements, disclose all

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brokerage accounts, obtain pre-approval for trades, complete periodic certifications, and process all pre-clearance and attestations through the BNY STAR Compliance platform. Breaches may result in disciplinary action, including reversal of trades and disgorgement of profits. Employees should seek guidance from Walter Scott Risk & Compliance whenever in doubt.

Walter Scott applies a stricter policy in addition to the BNY requirements. Walter Scott employees may not exercise discretion in purchasing individual equities other than BNY stock. This policy ensures client interests are protected, market integrity is maintained, and regulatory obligations are met. Employees must act in clients’ best interests and avoid actual or perceived conflicts. Any potential conflicts must be escalated to Walter Scott Risk & Compliance before action is taken. Employees must certify annually that they have read and complied with the policy and report any breaches immediately. Compliance monitors all activity, and violations may result in disciplinary action or regulatory reporting. This policy complements the Walter Scott Conflicts of Interest Policy, Gifts & Entertainment Policy, and the BNY Mellon Code of Conduct, and prevails in the event of conflict. Compliance is a condition of employment.

GIFTS, ENTERTAINMENT & INDUCEMENTS

The Walter Scott Gifts and Entertainment Policy requires all Walter Scott employees to act with integrity when giving or receiving gifts, entertainment, or hospitality. Employees must follow both BNY and Walter Scott policies, ensuring all gifts and entertainment are reasonable, serve a clear business purpose, and are properly documented. Any gifts or entertainment above $1 USD to or from clients must be logged in Salesforce, with stricter requirements for government-related interactions, which always require pre-approval regardless of value. Employees must avoid anything that could appear excessive or create a conflict of interest, and specific limits apply to FINRA representatives. Walter Scott employees are responsible for accurate reporting and seeking guidance when needed.

OUTSIDE BUSINESS ACTIVITIES, DIRECTORSHIPS & PRIVATE INVESTMENTS

Pre-approval is required for any outside business activity, board seat, or private investment that could create a conflict, time commitment risk, or regulatory exposure. Charitable and community engagement is encouraged but must be disclosed if there is any overlap with investee companies, clients, or service providers.

POLITICAL & CHARITABLE CONTRIBUTIONS

Strict limits and “look back” restrictions apply in the U.S. and other jurisdictions. Pre-clearance is required for any political contributions. Charitable or sponsorship commitments using firm funds require appropriate approvals and due diligence. Contributions made to obtain or retain business are strictly prohibited.

ANTI-BRIBERY, CORRUPTION & AML/CTF

Bribery, facilitation payments, and kickbacks are strictly prohibited. Interactions with public officials are subject to enhanced approvals and strict limits. Walter Scott employees must adhere to Know Your Client (KYC) / Customer Due diligence (CDD) standards, escalate red flags, and avoid dealings with sanctioned parties. Sanctions lists must be checked and prohibited transactions or services to sanctioned persons or regions must be avoided.

FAIR DEALING, BEST EXECUTION & TRADE ALLOCATION

All clients must be treated equitably in trade allocations and access to investment opportunities. Best execution involves seeking the best overall result, considering price, costs, speed, likelihood of execution and settlement, and other relevant factors. Cross trades are prohibited. Soft dollars are not permitted by Walter Scott and directed commission arrangements may only be used where permitted, disclosed, and governed appropriately.

INVESTMENT RESEARCH INTEGRITY & CORPORATE ACCESS

Independence and objectivity in investment research must be maintained. Conflicts of interest must be disclosed and managed, and plagiarism or misrepresentation is not permitted. Records of investee company and analyst meetings must be kept, material non-public information (MNPI) controls followed, and expert network protocols adhered to, including using approved vendors and avoiding MNPI.

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ESG & STEWARDSHIP

Stewardship activities such as voting and engagement must align with disclosed policies and client mandates. ESG claims must be accurate, evidenced, and not misleading, and must comply with local anti-greenwashing and sustainability disclosure rules such as the Sustainable Finance Disclosure Regulation (SFDR) and UK Sustainability Disclosure Requirements (SDR). Rationales for voting and engagement must be documented and reported as required.

DATA PROTECTION, CONFIDENTIALITY & CYBERSECURITY

Client and personal data must be processed lawfully and minimally, protected with appropriate technical and organisational measures, and any potential breaches must be reported immediately. Secure communications must use firm-approved devices and channels, and unauthorised cloud storage or personal email for business is prohibited.

USE OF TECHNOLOGY, MODELS & AI

Only approved tools, datasets, and models (e.g. algorithms or statistical methods used to make predictions or decisions, machine learning or AI systems, may be used, and model governance and vendor due diligence must be followed. Confidential or client data must not be fed into unapproved external tools. Assumptions, data lineage, and limitations must be documented, and models monitored for bias and robustness. Model incidents must be escalated.

MARKETING, COMMUNICATIONS & SOCIAL MEDIA

Marketing materials, communications and social media require Walter Scott Risk & Compliance approval. All communications must be accurate, avoiding misleading statements or cherry-picking performance. Social media must not be used for business communications on personal accounts.

RECORDKEEPING

Complete and accurate books and records must be maintained in accordance with applicable law and firm retention schedules. This includes records related to trades, research, gifts and entertainment, personal account trading, client communications, and voting or engagement.

TRAINING & CERTIFICATION

Employees must complete induction and annual refresher training on key topics such as the BNY and Walter Scott Code of Ethics, material non-public information / market conduct / market abuse, anti-money laundering / counter terrorist financing and sanctions, anti-bribery and corruption, data privacy, cybersecurity, stewardship, and marketing. Annual code of ethics certification and ad hoc attestations are required. Failure to certify within the prescribed deadline may result in disciplinary action.

MONITORING, SURVEILLANCE & TESTING

Walter Scott Risk & Compliance conducts risk-based surveillance covering personal account trades, restricted list breaches, gifts and entertainment, trade allocations, best execution, communications, and investment research interactions. Issues are investigated promptly, and remedial actions and enhancements are tracked. Walter Scott may use electronic surveillance and data analytics in accordance with privacy laws.

SPEAKING UP, REPORTING & NON-RETALIATION

Suspected misconduct, breaches, or control weaknesses must be reported immediately to a Manager, Walter Scott Risk & Compliance, Walter Scott HR, or via the Speak Up/Whistleblowing channels, including anonymous options where permitted. Retaliation against anyone raising a concern in good faith is strictly prohibited and constitutes a disciplinary matter.

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DISCIPLINARY ACTION

Breaches of the BNY and Walter Scott Code of Ethics may result in disciplinary actions including counselling, warnings, clawback (where applicable), bonus impact, suspension, or termination. Such breaches may also be reportable to regulators, and BNY and Walter Scott may seek restitution or other legal remedies.

OWNERSHIP

This statement is owned by the Walter Scott Risk and Compliance Committee.

Effective: 1 April 2018 Revised: 12 September 2025 Last approved by Risk & Compliance Committee 17 September 2025